POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS

          That I, Frederick Lyte, have made, constituted and appointed, and BY THESE PRESENTS do make, constitute and appoint each of Jeremy Stonehill, outside counsel to CGI Holding Corporation, and each of Tara Morgan and Jody Brown, officers of CGI Holding Corporation, as my true and lawful attorney for me and in my name, place and stead to execute each Form 3, 4 or 5 required to be executed and filed by me with the Securities and Exchange Commission in connection with my holdings of CGI Holding Corporation consistent with Rule 16a-3 promulgated under the Exchange Act of 1934, as amended, and take such other actions on my behalf related to the referenced transactions as they deem necessary and proper, giving and granting unto my said attorneys full power and authority to do and perform all and every act and thing whatsoever, requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as I might or could do if personally present at the doing thereof, with full power of substitution and revocation, hereby ratifying and confirming all that my said attorneys or their substitutes shall lawfully do or cause to be done by virtue hereof.

          IN TESTIMONY WHEREOF, I have hereunto set my hand and seal this 19th day of December, 2005.

/s/ Frederick P. Lyte FREDERICK P. LYTE